UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM 1-K

ANNUAL REPORT for the fiscal year ended December 31, 2021

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

Mystic Holdings, Inc.

(Exact name of issuer as specified in its charter)

Nevada	81-3431472
(State or other jurisdiction of organization)	(I.R.S. Employer Identification Number)

4145 Wagon Trail Avenue, Las Vegas, Nevada 89118

(Address of principal executive office)

(702) 960-7778

(Registrant’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

EXPLANATORY NOTE

Mystic Holdings, Inc, a Nevada corporation (the “Company”), is filing this Amendment No. 1 to Annual Report on Form 1-K (this “Amendment”) to amend its Annual Report on Form 1-K for the fiscal year ended December 31, 2021 (File No. 24R-00300) (the “2021 Annual Report”), as filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 2, 2022. This Amendment No. 1 on Form 1-K is being filed solely for the purpose of including an audit report congruent with the AICPA adopted SAS 134 report format for auditors’ opinion reports from the Company’s independent registered public accounting firm. Except as otherwise expressly noted herein, there have been no changes in any of the financial or other information disclosed in the 2021 Annual Report. This Amendment does not reflect events occurring after the filing of the original report (i.e., those events occurring after December 31, 2021) or modify or update those disclosures that may be affected by subsequent events. Accordingly, this Amendment should be read in conjunction with the 2021 Annual Report and the Company’s other filings with the SEC.

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PART II - ANNUAL REPORT

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of

Mystic Holdings Inc. and Affiliates

Las Vegas, Nevada

Opinion

We have audited the accompanying consolidated financial statements of Mystic Holdings Inc. and Affiliates, which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related statements of income, retained earnings, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, consolidated the financial statements referred to above present fairly, in all material respects, the financial position of Mystic Holdings Inc. and Affiliates as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Mystic Holdings Inc. and Affiliates and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Mystic Holdings Inc. and Affiliates’ ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

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In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Mystic Holdings Inc. and Affiliates’ internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Mystic Holdings Inc. and Affiliates’ ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Other Matters

Without modifying our opinion, we are reissuing the independent auditor’s report dated April 28, 2022. The reissuance of the audit report is done to implement the SAS 134 standard that is effective for reporting periods ending on or after December 15, 2021.

K. K. Mehta CPA Associates PLLC

Garden City, New York

May 19, 2022

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 24, 2022.

MYSTIC HOLDINGS, INC.

By:	/s/ Lorenzo Barracco
Lorenzo Barracco
Chairman and Chief Executive Officer

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